Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS THIRD QUARTER 2009 RESULTS

Operating loss declines 60% and net loss allocable to common shareholders decreases 82% over third quarter 2008 results

PORTLAND, OR, November 4, 2009 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free injection therapy systems, today announced financial results for the third quarter of 2009.

For the quarter ended September 30, 2009, Bioject reported revenues of $1.5 million, compared to $1.7 million reported in the comparable year ago quarter. Third quarter 2009 product sales were $1.4 million compared to $1.5 million in the third quarter of the prior year. License and technology fees for the 2009 quarter were $105,000, compared to $139,000 in the year-ago quarter. Operating expenses for the third quarter of 2009 were $1.7 million, compared to $2.2 million in the comparable 2008 period, a 20% decrease from the year-ago period. The Company reported a third quarter 2009 operating loss of $210,000, compared to an operating loss of $525,000 in the prior year period, a 60% decrease. Included in the current quarter operating loss of $210,000 is $228,000 of non-cash charges comprised of non-cash compensation expense related to the fair value of stock-based awards, warrants and stock funding of $65,000 and depreciation and amortization of $163,000. The Company reported a third quarter 2009 net loss allocable to common shareholders of $187,000, compared to net loss allocable to common shareholders of $1.1 million in the comparable year-ago quarter. At September 30, 2009, the Company reported cash and cash equivalents of $0.9 million.

Basic and diluted net loss per common share for the quarter ended September 30, 2009 were $0.01 per share on 17.2 million weighted average shares outstanding, compared to a net loss of $0.07 per share on 16.0 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2009, Bioject reported a net loss allocable to common shareholders of $737,000 on revenues of $5.2 million. This compares to a net loss allocable to common shareholders of $2.8 million on revenues of $5.1 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2009 were $0.04 per share on 16.9 million weighted average shares outstanding compared to a net loss of $0.18 per share on 15.7 million weighted average shares outstanding for the comparable period last year.

“Bioject continues to carefully manage operations, delivering a 60% reduction in operating loss for the third quarter of 2009 and a 75% reduction in operating loss for the first nine months of 2009 as compared to the respective prior year periods,” said Ralph Makar, Bioject’s President and

CEO. “Although our cash operating loss has decreased significantly, payments on our debt obligations have significantly impacted our cash reserves. Due to our limited financial reserves, managing cash continues to be a priority, as well as working to grow the business and secure new deals in a timely manner. While all of our efforts to date have allowed us to maintain cash on hand at about the same level as at the end of the third quarter of 2008, it is important that we secure additional financing for the Company’s future. We believe the transaction contemplated by the recently signed term sheet with Signet Healthcare Partners, regarding our Series G Preferred Stock financing. will give us additional time to try to secure financing or explore other strategic alternatives by providing Bioject with additional capital and removing a significant amount of debt,” said Mr. Makar.

The Company will conduct a conference call to discuss third quarter results on Thursday, November 5, 2009 at 10:00 a.m. Eastern Standard Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our proposed Series G Preferred Stock financing and our future success. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Series G Preferred Stock financing does not close, the risk that the Company will require additional financing even if the Series G Preferred Stock financing closes, which it may not be able to secure on acceptable terms if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Net sales of products	$1,430	$1,512	$4,839	$4,569
License and technology fees	105	139	356	545

	1,535	1,651	5,195	5,114
Operating expenses:
Manufacturing	1,001	1,083	3,122	3,372
Research and development	309	493	1,081	1,631
Selling, general and administrative	435	600	1,486	2,125

Total operating expenses	1,745	2,176	5,689	7,128

Operating loss	(210)	(525)	(494)	(2,014)

Interest income	2	10	8	34
Interest expense	(47)	(126)	(149)	(454)
Loss on extinguishment of debt	—	(598)	—	(598)
Change in fair value of derivative liabilities	81	199	(65)	424

Loss from operations before preferred stock dividend	(174)	(1,040)	(700)	(2,608)
Preferred stock dividend	(13)	(12)	(37)	(197)

Net loss allocable to common shareholders	$(187)	$(1,052)	$(737)	$(2,805)

Basic and diluted net loss per common share allocable to common shareholders	$(0.01)	$(0.07)	$(0.04)	$(0.18)

Shares used in per share calculations	17,157,743	15,955,877	16,922,523	15,700,463

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$877	$1,352
Accounts receivable	546	477
Inventories	941	1,007
Other	29	75

	2,393	2,911

Property and equipment, net	1,196	1,609
Other assets, net	1,317	1,277

Total assets	$4,906	$5,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$265	$689
Current portion of long-term debt	686	651
Accounts payable and accrued liabilities	1,247	1,353
Derivative liabilities	88	23
Deferred revenue	441	490

	2,727	3,206
Long term liabilities:
Deferred revenue	1,277	1,348
Other long-term liabilities	375	310

Shareholders’ equity:
Preferred stock	8,065	8,027
Common stock	114,256	113,963
Accumulated deficit	(121,794)	(121,057)

	527	933

Total liabilities and shareholders’ equity	$4,906	$5,797

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